September 22, 2010

Mr. Thomas R. Marston
64 Silver Springs Drive
P. O. Box 191
Higganum, CT  06441

Dear Tom:

We have made the decision to eliminate your position in our cost reduction initiative which we have been discussing with employees these past few weeks. Unfortunately, this means that your employment with Connecticut Water Company ended effective, September 10, 2010, due to the reduction in force or the reorganization of the Water Treatment and Quality departments.

Tom, you have participated in the following plans and agreements and have earned benefits that will be paid to you per the specific terms of those agreements;

-	Savings Plan of the Connecticut Water Company – “401(k)"

-	Connecticut Water Company Employees Retirement Plan

-	Supplemental Executive Retirement Plan Agreement

-	Non-Qualified Deferred Compensation Agreement

-	2004 Performance Share Plan – Previously Earned and Vested Shares

These benefits are not impacted by your decision to participate in the exit incentive program described next.

In recognition of your accomplishments during your employment, your tenure and to help alleviate the personal hardship resulting from the end of your employment with us, you are eligible to participate in an exit incentive program (hereafter called “program”), briefly described below, and described in more detail in the attached Severance Agreement and General Release (hereafter “Agreement”), provided you comply with the terms and conditions of the program.

As mentioned in a previous letter to you, to assist in your efforts to obtain suitable reemployment, we have arranged for individual, one-on-one outplacement counseling services through the firm Challenger, Gray & Christmas, Inc for a period of six months beginning on the date of termination referenced earlier in this letter.  We believe that this program is one of the best available and may assist you in significantly reducing the interim period between jobs and may assist your efforts in obtaining reemployment in a suitable position.  Although the decision is yours, we strongly urge you to participate in this valuable service.  Please contact Jason Bellard at (212) 907-6461 or jasonbellard@challengergray.com to initiate action on this service.  We will also provide Mr. Bellard with your contact information so that he may reach out to you.

You are eligible to participate in the program that will provide departing employees who agree to the terms and conditions of the program with a severance benefit.  Details of this program and its terms and conditions for receipt of the severance benefit are set forth in the attached document, titled Severance Agreement and General Release.  Because this is a formal legal document, we encourage you to read it carefully.  We also advise you to review it with an attorney.

While your decision to participate in the program is voluntary, in order to qualify for and receive it, you must return the attached Agreement, signed and dated where indicated.  In accordance with federal law, you have up to 45 days to consider the terms of this Agreement. Therefore, while you may sign and return it sooner, you must do so no later than November 6, 2010.  If you do not timely return the Agreement, the offer it contains will no longer be available to you.  You will also have a period of 7 days following the execution of the Agreement in which to change your mind and revoke, or take back, your acceptance of the Agreement.  If you do not revoke your acceptance of the Agreement within the 7 days, the release will then take effect, and you will receive the benefits described in the Agreement.  It should be returned to the attention of Eric W. Thornburg, President & CEO, marked "Personal and Confidential".

If you have any questions about the enclosed Agreement please feel free to contact Kristen Johnson, Vice President of Human Resources, for clarification.  In any event, before signing the Agreement, you are encouraged to consult an attorney for a full explanation of the terms and conditions of this Agreement.

I appreciate your efforts during your service to The Connecticut Water Company, and I wish you well in your future endeavors.

Sincerely,

/s/  Kristen A. Johnson

Kristen A. Johnson
Vice President, Human Resources

cc:           File

Enclosures:
Severance Agreement and General Release
Response to Comments on Severance Agreement
Exhibit B (clean and highlighted copies)

SEVERANCE AGREEMENT AND GENERAL RELEASE

The Connecticut Water Company and The Connecticut Water Service, Inc, (referred to throughout this Agreement as the “Company”), and Thomas R. Marston, heirs, executors, administrators, successors, and assigns (collectively referred to throughout this Agreement as the “Employee”), agree that:

I.       Last Day of Employment.  The Employee is employed with the Company in the position of Vice President, Business Development. Effective September 10, 2010, the Employee resigns his officer and director positions with the Company and its Subsidiaries.  Upon resignation the Employee is eligible to receive his vested retirement benefits pursuant to the Company’s qualified retirement plan and Supplemental Executive Retirement Plan.

II.       Consideration.  In consideration for the Employee resigning his officer and Director positions with the Company and its subsidiaries and signing this Severance Agreement and General Release (hereafter “Agreement”) and complying with the promises herein, the Company agrees to take actions that would allow certain Financial Benefits (Benefits) to be paid in accordance with various compensation plans and agreements, some of which would not be allowed without the Compensation Committee’s deeming the employee’s exit an “approved retirement” per the terms of the plan and agreements. The Benefits offered for signing this Agreement are detailed in Exhibit B. If the Employee is eligible for and elects COBRA continuation coverage, and if the Employee does not have alternate medical coverage on September 30, 2010, the Employee will only be required to pay twenty-five percent (25%) of the COBRA premium otherwise required to continue coverage at existing coverage levels from October 1, 2010 until the earlier of December 31, 2010 or the date the Employee obtains alternate medical coverage.  The Parties agree that this Agreement is a condition upon which the Employee will receive severance pay and benefits under this paragraph II and Exhibit B.

The Company will make the severance payment set forth in Exhibit B of this Agreement within seventy (70) days after the Employee’s last day of employment, September 10, 2010 and payments under the 2004 Performance Share Plan and PARSA in accordance with the terms of the plan.  The Company will include these payments on the appropriate year’s IRS Form W2.

III.       No Consideration Absent Execution of this Agreement.  The Employee understands and agrees that he would not receive the monies and benefits specified in Paragraph II above, except for execution of this Agreement and the fulfillment of the promises contained herein.

IV.       General Release of All Claims.  The Employee knowingly and voluntarily releases and forever discharges, to the fullest extent permitted by law, the Company, divisions, predecessors, successors, and assigns, and the current and former employees, officers, directors, insurers, attorneys and agents thereof, of and from any and all claims, known and unknown, asserted and unasserted, the Employee has or may have against the Company as of the date of his execution of this Agreement, including, but not limited to, any alleged violation of:

•	Title VII of the Civil Rights Act of 1964;

•	Sections 1981 through 1988 of Title 42 of the United States Code;

•	The Employee Retirement Income Security Act of 1974 ("ERISA") (except for any vested benefits under any tax qualified benefit plan);

•	The Americans with Disabilities Act of 1990;

•	The Age Discrimination in Employment Act of 1967 (“ADEA”);

•	The Workers Adjustment and Retraining Notification Act;

•	The Immigration Reform and Control Act;

•	The Fair Credit Reporting Act;

•	The Sarbanes-Oxley Act of 2002;

•	Any other federal, state or local civil or human rights law or any other federal, state or local law, regulation or ordinance;

•
Any obligation or claim arising under any public policy, contract express or implied, written or oral), tort, or common law, including but not limited to, wrongful discharge, defamation, emotional distress, misrepresentation and/or obligations arising out of any of the Company’s employment policies or practices, employee handbooks and/or any statements by any employee or agent of the Company whether oral or written, except for the Company’s obligation to pay Employee the consideration described herein and to pay Employee his vested employee benefits; and

•	Any allegation for costs, attorney’s fees, or other expenses.

V.       Affirmations. Employee affirms that he has not filed, caused to be filed, or presently is a party to any claim against the Company in any forum or form.

Employee affirms that effective September 10, 2010 he will no longer be a Company employee and will not have access to any of the Company’s systems. He affirms that he will not attempt to access any of the Company’s or the Company’s client’s IT systems.

Employee also affirms that he has been paid and/or has received all leaves (paid or unpaid), compensation, wages, bonuses, commissions, expenses, vacation time, and/or benefits to which he may be entitled except as provided in this Agreement.

Employee further affirms that he has no known workplace injuries or occupational diseases.

VI.       Confidentiality and Return of Property.  Employee agrees not to disclose any information regarding the existence or substance of this Agreement, except to his tax advisor, immediate family and/or an attorney with whom Employee chooses to consult regarding his consideration of this Agreement.  Employee also affirms that he has not divulged, and that he will not divulge, any proprietary or confidential information including but not limited to passwords and privileged accesses related to the Company premises, IT systems and networks.

Employee affirms that he has returned all of the Company property, documents, and/or any confidential information in his possession or control. Employee also affirms that he is in possession of all of his property that he had at the Company premises and that the company is not in possession of any of his property.

VII. Employment References. Employee agrees to instruct future prospective employers to make inquiries concerning his employment at the Company to Kristen A. Johnson, Vice President of Human Resources.  In response to any such inquiries concerning his employment, the Company will only confirm Employee’s job title and dates of employment, per the Company’s standard policy.  The Company agrees to provide a mutually acceptable letter of reference for the Employee within the seventy (70) days after the Employee’s last day of employment.  The Employee agrees to draft such a letter for review, edits and approval by the Company as soon as practicable within this time frame.

VIII.            Non-Disparagement.  Employee represents and agrees that he will not in any way disparage the “Company” including, but not limited to, its current and former officers, directors and employees, or make or solicit any comments, statements, or the like (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) to the media or to others that may be considered to be derogatory or detrimental to the good name or business reputation of the Company and/or its management.

IX.        Section 409A.  The parties acknowledge and agree that this Agreement is intended to be exempt from Section 409A of the Internal Revenue Code of 1986 (hereafter IRC 409A), as amended.  The Company may adopt (without any obligation to do so or to indemnify the Employee for failure to do so) such limited amendments to this Agreement and appropriate policies and procedures, that the company reasonably determines are necessary or appropriate to (i) exempt the severance pay from IRC 409A and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (ii) comply with the requirements of IRC 409A.  No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of IRC 409A from the Employee to the Company or any of its affiliate, employees or agents. Governing Law and Interpretation.  This Agreement shall be governed and conformed in accordance with the laws of the state of Connecticut without regard to its conflict of laws provision.  In the event of a breach of any provision of this Agreement, either party may institute an action specifically to enforce any term or terms of this Agreement and/or seek any damages for breach.  Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

X.       Cooperation.  Employee agrees to cooperate with the Company as to details of prior events, location of documents and files, or in any other manner in which his cooperation is requested such as providing computer passwords and user identification numbers.  The Company will reimburse the Employee for all reasonable costs or expenses associated with this cooperation.

XI.       Amendment.  This Agreement may not be modified, altered or changed except in writing and signed by both parties wherein specific reference is made to this Agreement.

XII.        Entire Agreement.  This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any prior agreements or understandings between the parties.  Employee acknowledges that he has not relied on any representations, promises, or agreements of any kind made to his in connection with his decision to accept this Agreement, except for those set forth in this Agreement.

EMPLOYEE IS ADVISED THAT HE HAS FORTY FIVE (45) CALENDAR DAYS TO CONSIDER THIS AGREEMENT.  EMPLOYEE ALSO IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT.

THIS SEVERANCE AGREEMENT IS BEING OFFERED IN CONNECTION WITH AN EMPLOYMENT TERMINATION PROGRAM APPLICABLE TO A GROUP OR CLASS OF EMPLOYEES.  THE GROUP CONSISTS OF THOSE EMPLOYEES LOSING THEIR JOBS DUE TO ACTIONS THE COMPANY IS TAKING TO ACHIEVE LONG TERM EXPENSE REDUCTION AND CONTROL DUE TO THE DIFFICULT ECONOMIC ENVIRONMENT.  ATTACHED HERETO AS EXHIBIT A PURSUANT TO THE PROVISIONS OF 29 U.S.C. 626(F)(1)(H) IS A CHART THAT SHOWS THE JOB TITLES AND AGES OF ALL INDIVIDUALS SELECTED FOR THE PROGRAM AND THE AGES OF ALL INDIVIDUALS IN THE SAME JOB CLASSIFICATION OR ORGANIZATIONAL UNIT WHO ARE NOT SELECTED FOR THE PROGRAM.

EMPLOYEE MAY REVOKE HISACCEPTANCE OF THIS AGREEMENT FOR A PERIOD OF SEVEN (7) CALENDAR DAYS THE DAY HE SIGNS THIS AGREEMENT.  ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO ERIC W. THORNBURG AND STATE, "I HEREBY REVOKE MY ACCEPTANCE OF OUR AGREEMENT."  THE REVOCATION MUST BE PERSONALLY DELIVERED TO A MEMBER OF THE COMPANY’S HUMAN RESOURCES DEPARTMENT, OR MAILED TO ERIC W. THORNBURG  AND POSTMARKED WITHIN SEVEN (7) CALENDAR DAYS AFTER EMPLOYEE SIGNED THIS AGREEMENT.

EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS HE HAS OR MIGHT HAVE AGAINST THE COMPANY AS SET FORTH IN PARAGRAPH IV ABOVE.

The parties knowingly and voluntarily signed this Agreement as of the date(s) set forth below:

/s/  Thomas R. Marston                                                                            Date:     September 24, 2010
Thomas R. Marston

Connecticut Water Company and The Connecticut Water Service, Inc.:

/s/  Eric W. Thornburg                                                                            Date:     September 29, 2010

     By: Eric W. Thornburg, President and CEO

EXHIBIT A

The following information is provided in accordance with ADEA because the severance payments offered to you have been established in connection with an exit incentive program (hereafter called “program”) or other employment termination program offered to a group or class of employees of the Company:

The groups and or classes of employees covered by the program include all those listed in Table A below whose employment was terminated in the Reduction in Force.  This list does not include any employee whose employment is terminated for performance reasons.

The eligibility factors for the program are those selected for termination in the Reduction in Force.  The selection criteria included elimination of non-essential, redundant or unnecessary positions, many at the middle manager level and most considered “overhead” positions; ability to perform the tasks required of those not severed; and suitability for jobs remaining after the Reduction In Force. Departments, units and positions not listed in the following tables are not eligible for this program.

Examples of departments, units and positions that are considered critical and essential to the business include but are not limited to; control systems, engineering, water planning, customer service, rates and forecasting, human resources and any units and positions that have direct customer service responsibilities.  These departments, units and positions were not considered for participation in the Reduction in Force, the Water Quality and Treatment Reorganization or this program

Additionally, those employees whose positions have been eliminated as a result of the Water Quality and Treatment Reorganization are detailed in Table B.  These positions, with the exception of the Operations and Field Services Supervisor A roles, are also eligible for the program.

The selection criteria for these terminations include positions that are non-essential, redundant or unnecessary; ability to perform the tasks required of those not severed and suitability for jobs remaining after the Water Quality and Treatment Reorganization.

Employees who are being offered consideration under an Agreement and asked to waive claims under ADEA must sign the Agreement and return it to the Company within 45 days of receiving the Agreement.  Once the signed Agreement is returned to the Company, the employee has seven days to revoke the Agreement.

TABLE A

The left side of this table lists the ages and job titles of employees eligible or selected for the program and the right side discloses the ages and job titles of employees in the same job classification or organizational unit who are not eligible or selected for the program:

Category	Title	Age	Category	Title	Age

Accounting Assistant	Accounting Assistant	62	Accounting Assistant	Accounting Assistant	47

Assistant Controller	Assistant Controller	47	N/A (No remaining employee in same job classification)

Business Development Unit	Administrative Assistant	61	N/A (No remaining employee in same job classification)
	V.P. Business Development	58	N/A (No remaining employee in same job classification)

Business Analyst	Business Analyst	44	N/A (No remaining employee in same job classification)

Lead Collections Coordinator	Lead Collections Coordinator	58	N/A (No remaining employee in same job classification)

Manager of Special Services	Manager of Special Services	58	N/A (No remaining employee in same job classification)

Mgr. of Purchasing & Building Services	Mgr. Of Purchasing & Building Services	57	N/A (No remaining employee in same job classification)

Manager of Public Affairs	Manager of Public Affairs	49	N/A (No remaining employee in same job classification)

Payroll Administrator	Payroll Administrator	61	N/A (No remaining employee in same job classification)

Reg/Research Admin Assistant	Reg/Research Admin Assistant	52	N/A (No remaining employee in same job classification)

Superintendant	Superintendant	59	N/A (No remaining employee in same job classification)

TABLE B

Category	Title	Age	Category	Title	Age

Chief Oper. Wtr. Trtmt. Plant	Chief Oper. Wtr. Trtmt. Plant	40	N/A (No remaining employee in same job classification
	Chief Oper. Wtr. Trtmt. Plant	58	N/A (No remaining employee in same job classification

Op's & Field Services Super A	Op's & Field Services Super A	41	N/A (No remaining employee in same job classification
	Op's & Field Services Super A	53	N/A (No remaining employee in same job classification

Env. Compliance Clerk	Env. Compliance Clerk	51	N/A (No remaining employee in same job classification

EXHIBIT B

In consideration for the Employee resigning his officer and director roles with the Company and its subsidiaries on the enclosed letter of resignation, signing the Agreement and complying with the promises contained, and in its desire to acknowledge and show its appreciation for Thomas Marston’s many years of dedicated service, the Compensation Committee will; accept Mr. Marston’s resignation from his officer and director roles with the Company and its subsidiaries, deem his exit an “approved retirement” per the terms of the Performance Stock Plan and thus vest the following equity awards issued under the Company’s Performance Stock Plan as follows;

Equity Vesting

Performance Shares

Value of Performance Shares: $50,996 (FMV as of 8/31/10)

Timing of Benefit Payment:  If you sign the Agreement, the Compensation Committee has agreed to deem your exit an “approved retirement” through the plan.  As such, the shares vesting as performance shares will be accelerated. They will be taxed for Social Security and Medicare. The conversion from performance Shares into CWS Common Stock will be delayed for IRC 409A purposes until the first day of the seventh month following your termination provided the terms of the Agreement have been met. At that time they will be taxed for Federal and State tax purposes regardless of whether you chose to sell those shares of Common Stock.

Additional Information:  Following is an accounting of your unvested shares:
•	420 Performance Shares awarded under the 2007 Plan Year (scheduled to vest in 2011)

•	541 Performance Shares awarded under the 2008 Plan Year (scheduled to vest in 2011)

•	679 Performance Shares awarded under the 2009 Plan Year (scheduled to vest in 2011)

•	678 Performance Shares awarded under the 2009 Plan Year (scheduled to vest in 2012)

PARSA Restricted Shares

Value of Performance Shares: $26,224 – 1,192 Shares (FMV as of 8/31/10)

Timing of Benefit Payment:  If you sign the Agreement, the Compensation Committee has agreed to deem your exit an “approved retirement” through the plan.  As such there will be no delay in payment for IRC 409A provided the terms of the Agreement have been met.

*estimated based on 8/31/10 – actual values will be determined based on terms of the Agreement

Additional Information:  This benefit will be taxed for Federal, State, Social Security and Medicare.  Following is an accounting of your unvested shares:

•	596 Restricted Shares awarded on Dec. 1, 2005 (scheduled to vest on December 1, 2010)

•	596 Restricted Shares awarded on Dec. 1, 2005 (scheduled to vest on December 1, 2011)

Cash Severance Payment

A one-time cash severance payment of $75,000 minus all applicable tax deductions.

Company Car – Hybrid Toyota Camry

The Company will transfer the title of this vehicle to you within seventy days of your termination at no cost.  You will be personally responsible to pay the fair market value tax for that vehicle per instructions that will follow by email.

COBRA Coverage

If you elect COBRA, the Company will subsidize such coverage for the balance of 2010 as described in paragraph II of the Severance Agreement and General Release and subject to the provisions thereof and conditions set forth therein.  This provision will not apply if you elect retiree medical coverage in lieu of COBRA coverage.